1 Q2-23 Financial Highlights2 Q2-23 Business Segment Highlights2,3(B) Consumer Banking Global Wealth and Investment Management Global Banking Global Markets See page 10 for endnotes. Amounts may not total due to rounding. 1 Revenue, net of interest expense. 2 Financial Highlights and Business Segment Highlights are compared to the year-ago quarter unless noted. Loan and deposit balances are shown on an average basis unless noted. 3 The Corporation reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis. 4 Represents the percentage of consumer checking accounts that are estimated to be the customer’s primary account based on multiple relationship factors (e.g., linked to their direct deposit). 5 Includes repurchases to offset shares awarded under equity-based compensation plans. 6 Source: Dealogic as of July 1, 2023. 7 Tangible book value per common share and return on average tangible common shareholders’ equity ratio represent non-GAAP financial measures. For more information, see page 19. • Net income rose 19% to $7.4 billion, or $0.88 per diluted share, compared to $6.2 billion, or $0.73 per diluted share for Q2-22 • Revenue, net of interest expense, increased 11% to $25.2 billion – Net interest income (NII) up $1.7 billion, or 14%, to $14.2 billion ($14.3 billion FTE)(C), driven primarily by benefits from higher interest rates and loan growth – Noninterest income of $11.0 billion increased $795 million, or 8%, as higher sales and trading revenue more than offset lower service charges and investment and brokerage fees • Provision for credit losses of $1.1 billion increased $602 million – Net reserve build of $256 million vs. net reserve release of $48 million in Q2-22(D) – Net charge-offs of $869 million increased compared to the prior year and remained below pre-pandemic levels • Noninterest expense increased $765 million, or 5%, to $16.0 billion driven by investments in the franchise across people and technology, as well as higher FDIC expense; operating leverage of 6%(A); efficiency ratio of 64% • Average loan and lease balances up $32 billion, or 3%, to $1.0 trillion led by solid commercial loan growth as well as higher credit card balances • Average deposit balances down $18 billion, or 1%, from Q1-23 to $1.9 trillion; declined $137 billion, or 7%, from Q2-22 • Average Global Liquidity Sources of $867 billion(E) • Common equity tier 1 (CET1) ratio of 11.6% (Standardized) increased 23 bps from Q1-23(F); returned $2.3 billion to shareholders through common stock dividends and share repurchases5 • Book value per common share rose 7% to $32.05; tangible book value per common share rose 10% to $23.237 • Return on average common shareholders' equity ratio of 11.2%; return on average tangible common shareholders' equity ratio of 15.5%7 • Net income of $1.1 billion • Sales and trading revenue up 3% to $4.3 billion, including net debit valuation adjustment (DVA) losses of $102 million; Fixed Income Currencies and Commodities (FICC) revenue up 7% to $2.7 billion and Equities revenue down 2% to $1.6 billion • Excluding net DVA(G), sales and trading revenue up 10% to $4.4 billion; FICC revenue up 18% to $2.8 billion; Equities revenue down 2% to $1.6 billion • Zero days of trading losses in Q2-23 From Chair and CEO Brian Moynihan: “We delivered one of the strongest quarters and first half net income periods in the company’s history. Continued organic client growth and client activity across our businesses complemented beneficial impacts of higher interest rates and produced an 11% increase in revenue. We continue to see a healthy U.S. economy that is growing at a slower pace, with a resilient job market. All businesses performed well, and we saw improved market shares, particularly in our Sales and Trading and Investment Banking businesses. A strong balance sheet and ample liquidity allowed us to continue investments in our franchise to drive long-term value for stakeholders.” • Net income of $978 million • Client balances of $3.6 trillion, up 8%, driven by higher market valuations and positive net client flows • Strong brokerage flows of nearly $100 billion since Q2-22 • Client Activity – Added over 12,000 net new relationships across Merrill and Private Bank in Q2-23 – AUM balances of $1.5 trillion, up $120 billion; $14 billion of AUM flows in Q2-23 – Average loan and lease balances of $219 billion were relatively flat • Net income of $2.7 billion • Global Transaction Services revenue of $2.9 billion, up $542 million or 23% • Total investment banking fees (excl. self-led) of $1.2 billion increased 7% • No. 2 in investment banking fees6 • Client Activity – Average loan and lease balances of $383 billion, up $6 billion, or 2% – As of May 2023 YTD, added more than 1,100 new clients while deepening relationships with existing clients • Net income of $2.9 billion • Revenue of $10.5 billion, up 15% • Average deposits of $1 trillion, down 7%; 40% above pre-pandemic levels • Average loans and leases of $307 billion increased $17 billion, or 6% • Combined credit / debit card spend of $226 billion, up 3% • Client Activity – Added ~157,000 net new Consumer checking accounts in Q2-23; 18th consecutive quarter of growth – Record 36.3 million consumer checking accounts with 92% being primary4 – Small Business checking accounts of 3.8 million, up 4% – Record consumer investment assets of $387 billion grew 23%; accounts grew 10% with record client flows of $46 billion since Q2-22 – Record digital logins exceeded 3 billion, up 11%; digital sales represented 51% of total sales Bank of America Reports Q2-23 Net Income of $7.4 Billion; EPS of $0.88, up 21% YoY Revenue Grew 11%1 led by 14% Improvement in Net Interest Income to $14.2 Billion2 Eighth Consecutive Quarter of Operating Leverage(A); CET1 Ratio of 11.6%

From Chief Financial Officer Alastair Borthwick:

"Our focus remains on growing our businesses organically by deepening existing client relationships, establishing new relationships, and driving operating leverage. We did that again in the second quarter, producing our eighth consecutive quarter of operating leverage. We delivered strong top line and bottom line growth with net income growing 19 percent from Q2-22.

"Asset quality and the overall health of the U.S. consumer remained strong. Total loss rates remained below pre-pandemic levels. Our balance sheet remained strong with $190 billion of regulatory capital and a CET1 ratio nearly 120 basis points above our current minimum requirements. Capital strength allowed us to return more than $2.3 billion to shareholders in dividends and share repurchases, and we announced our plan to increase our quarterly common stock dividend by 9 percent in Q3-23, subject to approval by our Board of Directors. These results demonstrate the steadfast value of our responsible growth strategy."

Bank of America Financial Highlights

	Three Months Ended		
($ in billions, except per share data)	**6/30/2023**	**3/31/2023**	**6/30/2022**
Total revenue, net of interest expense	**$25.2**	$26.3	$22.7
Provision for credit losses	**1.1**	0.9	0.5
Noninterest expense	**16.0**	16.2	15.3
Pretax income	**8.0**	9.1	6.9
Pretax, pre-provision income[1(H)]	**9.2**	10.0	7.4
Income tax expense	**0.6**	0.9	0.6
Net income	**7.4**	8.2	6.2
Diluted earnings per share	**$0.88**	$0.94	$0.73

[1] Pretax, pre-provision income represents a non-GAAP financial measure. For more information, see page 19.

Spotlight on Net Income and Common Equity Tier 1 Capital ($B)



Net Income
$6.2
$7.1
$7.1
$8.2
$7.4
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023



Common Equity Tier 1 Capital[1]
Common Equity Tier 1 capital
Common Equity Tier 1 capital ratio
$171.8
$175.6
$180.1
$184.4
$190.1
10.5%
11.0%
11.2%
11.4%
11.6%
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023

[1] Common equity tier 1 capital ratio under the Standardized approach.

2

BANK OF AMERICA

Consumer Banking[1,2]

- Net income of $2.9 billion decreased 1%, as strong revenue growth was offset by increased provision and noninterest expense
  - Pretax income of $3.8 billion decreased 1%
  - Pretax, pre-provision income[(H)] of $5.1 billion increased 21%
  - 9th consecutive quarter of operating leverage[(A)]; efficiency ratio improved to 52%
- Revenue of $10.5 billion improved 15%, due to increased NII driven by higher interest rates and loan balances, partially offset by lower service charges
- Provision for credit losses of $1.3 billion increased $917 million
  - Net reserve build of $448 million[(D)] in Q2-23, driven primarily by credit card loan growth
  - Net charge-offs of $819 million increased $317 million, driven by credit card
- Noninterest expense of $5.5 billion increased 10%, driven primarily by continued investments in employees and higher litigation expense, including consumer regulatory matters

Business Highlights[1,4(B)]

- Average deposits decreased $72 billion, or 7%, and remained above $1 trillion
  - 57% of deposits in checking accounts; 92% primary accounts[5]
- Average loans and leases of $307 billion increased $17 billion, or 6%
- Record combined credit / debit card spend up $6 billion, or 3%, with credit up 1% and debit up 3%
- Record consumer investment assets[3] of $387 billion grew $72 billion, or 23%, driven by record $46 billion of client flows from new and existing clients and higher market valuations
  - Record 3.7 million consumer investment accounts, up 10%
- 10.4 million Total clients[6] enrolled in Preferred Rewards, up 6%, with 99% annualized retention rate

Strong Digital Usage Continued[1]

- Record 74% of overall households[7] actively using digital platforms
- Record 46 million active digital banking users, up 7% or ~3.0 million
- ~1.8 million digital sales, up 8%
- Record 3.1 billion digital logins, up 11%
- Record 20.3 million active Zelle® users sent and received a record 303 million transactions worth a record $91 billion, up 27% and 25% YoY respectively
- Clients booked ~871,000 digital appointments

Financial Results

	Three months ended		
($ in millions)	**6/30/2023**	**3/31/2023**	**6/30/2022**
Total revenue[2]	**$10,524**	$10,706	$9,136
Provision for credit losses	**1,267**	1,089	350
Noninterest expense	**5,453**	5,473	4,959
Pretax income	**3,804**	4,144	3,827
Income tax expense	**951**	1,036	938
Net income	**$2,853**	$3,108	$2,889

Business Highlights[(B)]

	Three months ended		
($ in billions)	**6/30/2023**	**3/31/2023**	**6/30/2022**
Average deposits	**$1,006.3**	$1,026.2	$1,078.0
Average loans and leases	**306.7**	303.8	289.6
Consumer investment assets (EOP)[3]	**386.8**	354.9	315.2
Active mobile banking users (MM)	**37.3**	36.3	34.2
Number of financial centers	**3,887**	3,892	3,984
Efficiency ratio	**52 %**	51 %	54 %
Return on average allocated capital	**27**	30	29
Total Consumer Credit Card[4]			
Average credit card outstanding balances	**$94.4**	$91.8	$81.0
Total credit/debit spend	**226.1**	209.9	220.5
Risk-adjusted margin	**7.8 %**	8.7 %	9.9 %

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.
[3] Consumer investment assets includes client brokerage assets, deposit sweep balances, Bank of America, N.A. brokered CDs, and AUM in Consumer Banking.
[4] The Consumer credit card portfolio includes Consumer Banking and GWIM.
[5] Represents the percentage of consumer checking accounts that are estimated to be the customer's primary account based on multiple relationship factors (e.g., linked to their direct deposit).
[6] As of May 2023. Includes clients in Consumer, Small Business and GWIM.
[7] Household adoption represents households with consumer bank login activities in a 90-day period, as of May 2023.

Continued Business Leadership

- No. 1 in estimated U.S. Retail Deposits[(a)]
- No. 1 Online Banking and Mobile Banking Functionality[(b)]
- No. 1 Small Business Lender[(c)]
- Best Bank in North America[(d)]
- Best Consumer Digital Bank in the U.S.[(e)]
- Best Bank in the U.S. for Small and Medium Enterprises[(f)]
- Certified by J.D. Power for Outstanding Client satisfaction with Customer Financial Health Support – Banking & Payments[(g)]
- No. 1 in Customer Satisfaction for U.S. Retail Banking Advice[(h)]

See page 11 for Business Leadership sources.

3

BANK OF AMERICA

Global Wealth and Investment Management[1,2]

- Net income of $978 million decreased 15%
  - Pretax margin 25%
  - Strong organic client activity
- Revenue of $5.2 billion decreased 4%, as lower average equity and fixed income market levels and transactional volumes drove asset management and brokerage fees lower
- Noninterest expense of $3.9 billion increased 1%, as investments in the business, including strategic hiring, were mostly offset by lower revenue-related incentives

Business Highlights[1(B)]

- Client balances of $3.6 trillion increased 8%, driven by higher market valuations and positive net client flows
  - AUM flows of $14 billion in Q2-23
  - Average deposits of $295 billion decreased $69 billion, or 19%
  - Average loans and leases of $219 billion were relatively flat to Q2-22

Merrill Wealth Management Highlights[1]

Client Activity and Advisor Engagement

- Client balances of $3.1 trillion
- AUM balances of $1.2 trillion
- ~11,100 net new households in Q2-23, up nearly 2.5x from Q2-22; record 2Q

Strong Digital Usage Continued

- 83% of Merrill households[3] digitally active across the enterprise
- Continued strength of advisor / client digital communications; ~420,000 households exchanged ~1.6 million secure messages
- Record 79% of households enrolled in eDelivery; ~335,000 planning reports generated, up 31%; 56% of clients received a planning report in the last 24 months, up from 37% a year ago
- 74% of eligible checks deposited through automated channels
- 64% of eligible Bank and Brokerage accounts opened through Digital Onboarding in Q2, up from 29% a year ago

Bank of America Private Bank Highlights[1]

Client Engagement

- Client balances of $578 billion
- AUM balances of $345 billion
- ~960 net new relationships in Q2-23, up 46%

Strong Digital Usage Continued

- Record 92% of clients[4] digitally active across the enterprise
- 75% of eligible checks deposited through automated channels
- Clients continued leveraging the convenience and effectiveness of our digital capabilities:
  - Zelle® transactions up 38%
  - Digital wallet transactions up 42%

Financial Results

	Three months ended		
($ in millions)	**6/30/2023**	**3/31/2023**	**6/30/2022**
Total revenue[2]	**$5,242**	$5,315	$5,433
Provision for credit losses	**13**	25	33
Noninterest expense	**3,925**	4,067	3,875
Pretax income	**1,304**	1,223	1,525
Income tax expense	**326**	306	374
Net income	**$978**	$917	$1,151

Business Highlights[(B)]

	Three months ended		
($ in billions)	**6/30/2023**	**3/31/2023**	**6/30/2022**
Average deposits	**$295.4**	$314.0	$363.9
Average loans and leases	**218.6**	221.4	219.3
Total client balances (EOP)	**3,635.2**	3,521.6	3,367.1
AUM flows	**14.3**	15.3	1.0
Pretax margin	**25 %**	23 %	28 %
Return on average allocated capital	**21**	20	26

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.
[3] Percentage of digitally active Merrill primary households ($250K+ in investable assets within the enterprise). Excludes Stock Plan and Banking only households.
[4] Percentage of digitally active Private Bank core relationships ($3MM+ in total Balances). Includes third-party activities and excludes Irrevocable Trust-only relationships, Institutional Philanthropic relationships, and exiting relationships.

Continued Business Leadership

- No. 1 on Forbes' Best-in-State Wealth Advisors (2023), Top Women Wealth Advisors (2023), Top Women Wealth Advisors Best-in State (2023), Best-in-State Teams (2023) and Top Next Generation Advisors (2022)
- No. 1 on Barron's Top 100 Women Financial Advisors List (2023)
- No. 1 on Financial Planning's 'Top 40 Advisors Under 40' List (2023)
- Celent Model Wealth Manager award (2023)
- No. 1 in personal trust AUM[(i)]
- Best National Private Bank by Family Wealth Report[(j)] and in North America by Global Private Banking[(k)]
- Best Use of Technology and Best Digital Client Service[(l)]
- Best Private Bank for Transfer/Succession Planning and Best Private Bank for Digital in North America[(m)]
- Best Account Opening and Onboarding Technology[(k)]

See page 11 for Business Leadership sources.

4

BANK OF AMERICA

Global Banking[1,2,3]

- Net income of $2.7 billion increased 76%
  - Pretax income of $3.6 billion increased 77%
  - Pretax, pre-provision income[(H)] of $3.6 billion increased 65%
- Revenue of $6.5 billion increased 29%, driven primarily by higher NII, higher leasing revenue, and the absence of mark-to-market losses related to leveraged finance positions in Q2-22; partially offset by lower treasury service charges due to higher earnings credit rates
- Provision for credit losses of $9 million decreased $148 million from Q2-22 as the prior year included a reserve build[(D)]
- Noninterest expense of $2.8 billion increased 1%, as continued investments in the business, including technology and strategic hiring in 2022, were mostly offset by the absence of expenses recognized for certain regulatory matters in Q2-22

Business Highlights[1,2(B)]

- Total Corporation investment banking fees (excl. self-led) of $1.2 billion increased $84 million, or 7%
- Average deposits of $498 billion decreased $12 billion, or 2%
- Average loans and leases of $383 billion increased $6 billion, or 2%

Strong Digital Usage Continued[1]

- 75% digitally active clients across commercial, corporate, and business banking clients (CashPro and BA360 platforms) (as of May 2023)
- Record quarterly CashPro App active users increased 27% and record number of sign-ins increased 58%
- Record quarterly CashPro App Payment Approvals value was $201 billion, increased 20%
- Quarterly percentage of eligible credit monitoring documents uploaded digitally at 39% (as of May 2023)

Financial Results

	Three months ended		
($ in millions)	**6/30/2023**	**3/31/2023**	**6/30/2022**
Total revenue[2,3]	**$6,462**	$6,203	$5,006
Provision for credit losses	**9**	(237)	157
Noninterest expense	**2,819**	2,940	2,799
Pretax income	**3,634**	3,500	2,050
Income tax expense	**981**	945	543
Net income	**$2,653**	$2,555	$1,507

Business Highlights[2(B)]

	Three months ended		
($ in billions)	**6/30/2023**	**3/31/2023**	**6/30/2022**
Average deposits	**$497.5**	$492.6	$509.3
Average loans and leases	**383.1**	381.0	377.2
Total Corp. IB fees (excl. self-led)[2]	**1.2**	1.2	1.1
Global Banking IB fees[2]	**0.7**	0.7	0.7
Business Lending revenue	**2.7**	2.3	2.0
Global Transaction Services revenue	**2.9**	3.1	2.4
Efficiency ratio	**44 %**	47 %	56 %
Return on average allocated capital	**22**	21	14

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.

Continued Business Leadership

- World's Most Innovative Bank – 2023, Most Innovative Bank in North America[(n)]
- World's Best Digital Bank, World's Best Bank for Financing, North America's Best Digital Bank, North America's Best Bank for Small to Medium-sized Enterprises, North America's Best Bank for Sustainable Finance[(m)]
- Best Bank for Payment & Collections in North America[(o)]
- Model Bank award for Product Innovation in Cash Management – 2023, for CashPro Mobile, CashPro Forecasting, and CashPro API[(p)]
- World's Best Bank for Supply Chain Finance [(q)]
- 2022 Quality, Share and Excellence Awards for U.S. Large Corporate Banking and Cash Management[(r)]
- Relationships with 73% of the Global Fortune 500; 95% of the U.S. Fortune 1,000 (2022)

See page 11 for Business Leadership sources.

5

BANK OF AMERICA

Global Markets[1,2,3,6]

- Net income of $1.1 billion increased $88 million, or 9%
  - Excluding net DVA, net income of $1.2 billion increased 32%[4]
- Revenue of $4.9 billion increased 8%, driven primarily by higher sales and trading revenue and the absence of mark-to-market losses related to leveraged finance positions in Q2-22
- Noninterest expense of $3.3 billion increased 8%, driven by investments in the business, including people and technology, and activity-related expenses, partially offset by the absence of expenses recognized for certain regulatory matters in Q2-22
- Average VaR of $76 million[5]

Business Highlights[1,2,6(B)]

- Sales and trading revenue of $4.3 billion increased 3%
  - Fixed income, currencies, and commodities (FICC) revenue increased 7%, to $2.7 billion, driven by strong trading performance in currencies, emerging markets interest rates, and secured financing, as well as improved trading in credit and mortgage products, partially offset by weakness in commodities
  - Equities revenue decreased 2%, to $1.6 billion, driven primarily by weaker trading performance in derivatives, partially offset by an increase in client financing activities
- Excluding net DVA, sales and trading revenue of $4.4 billion increased 10%[(G)]
  - FICC revenue of $2.8 billion increased 18%
  - Equities revenue of $1.6 billion decreased 2%

Additional Highlights

- 700 research analysts covering nearly 3,600 companies, 1,200+ corporate bond issuers across 57 economies and 25 industries

Financial Results

	Three months ended		
($ in millions)	**6/30/2023**	**3/31/2023**	**6/30/2022**
Total revenue[2,3]	**$4,871**	$5,626	$4,502
Net DVA[4]	**(102)**	14	158
Total revenue (excl. net DVA)[2,3,4]	**$4,973**	$5,612	$4,344
Provision for credit losses	**(4)**	(53)	8
Noninterest expense	**3,349**	3,351	3,109
Pretax income	**1,526**	2,328	1,385
Income tax expense	**420**	640	367
Net income	**$1,106**	$1,688	$1,018
Net income (excl. net DVA)[4]	**$1,184**	$1,677	$898

Business Highlights[2(B)]

	Three months ended		
($ in billions)	**6/30/2023**	**3/31/2023**	**6/30/2022**
Average total assets	**$877.5**	$870.0	$866.7
Average trading-related assets	**621.1**	626.0	606.1
Average loans and leases	**128.5**	125.0	114.4
Sales and trading revenue[2]	**4.3**	5.1	4.2
Sales and trading revenue (excl. net DVA)[2,4(G)]	**4.4**	5.1	4.0
Global Markets IB fees[2]	**0.5**	0.5	0.5
Efficiency ratio	**69 %**	60 %	69 %
Return on average allocated capital	**10**	15	10

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.
[4] Revenue and net income, excluding net DVA, are non-GAAP financial measures. See endnote G on page 10 for more information.
[5] VaR model uses a historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level. Average VaR was $76MM, $109MM and $118MM for Q2-23, Q1-23 and Q2-22, respectively.
[6] The explanations for current period-over-period changes for Global Markets are the same for amounts including and excluding net DVA.

Continued Business Leadership

- World's Best Bank for Markets[(m)]
- North America's Best Bank for Sustainable Finance[(m)]
- Americas Derivatives House of the Year and Americas House of the Year for Equity Derivatives, FX Derivatives, Interest Rate Derivatives, and Commodities Derivatives[(s)]
- Commodity Derivatives House and Americas ESG Financing House[(t)]
- Best CLO Arranger of the Year, Best Loan Secondary Trading Desk of the Year, Best CLO Tranche Trading Desk of the Year, Best CLO Research House[(u)]
- No. 1 All-America Sales Team in Equities Idea Generation[(v)]
- No. 1 Municipal Bonds Underwriter[(w)]
- No. 2 Global Research Firm[(v)]

See page 11 for Business Leadership sources.

6

7 All Other1,2 Financial Results Three months ended ($ in millions) 6/30/2023 3/31/2023 6/30/2022 Total revenue2 $(1,767) $(1,458) $(1,286) Provision for credit losses (160) 107 (25) Noninterest expense 492 407 531 Pretax loss (2,099) (1,972) (1,792) Income tax expense (benefit) (1,917) (1,865) (1,474) Net income (loss) $(182) $(107) $(318) 1 Comparisons are to the year-ago quarter unless noted. 2 Revenue, net of interest expense. Note: All Other primarily consists of asset and liability management (ALM) activities, liquidating businesses and certain expenses not otherwise allocated to a business segment. ALM activities encompass interest rate and foreign currency risk management activities for which substantially all of the results are allocated to our business segments. • Net loss of $182 million included a $197 million pretax loss on sales of available-for-sale (AFS) debt securities • Total corporate effective tax rate (ETR) for the quarter was 8% – Excluding any discrete tax benefits and recurring ESG tax credit benefits, the ETR would have been approximately 26%

BANK OF AMERICA

Credit Quality[1]

Charge-offs

- Total net charge-offs of $869 million increased $62 million from Q1-23
  - Consumer net charge-offs of $720 million increased $67 million from Q1-23, driven primarily by higher credit card losses
    - Credit card loss rate of 2.60% in Q2-23 vs. 2.21% in Q1-23
    - Credit card loss rate remained below Q4-19 pre-pandemic loss rate of 3.03%
  - Commercial net charge-offs of $149 million decreased $5 million from Q1-23
- Net charge-off ratio[2] of 0.33% increased 1 basis point from Q1-23 and remained below pre-pandemic levels

Provision for credit losses

- Provision for credit losses of $1.1 billion
  - Net reserve build of $256 million in Q2-23[(D)], driven primarily by credit card loan growth

Allowance for credit losses

- Allowance for loan and lease losses of $13.0 billion represented 1.24% of total loans and leases[3]
  - Total allowance of $14.3 billion included $1.4 billion for unfunded commitments
- Nonperforming loans (NPL) increased $208 million from Q1-23, to $4.1 billion
  - 61% of Consumer NPLs are contractually current
- Commercial reservable criticized utilized exposure of $21.5 billion increased $1.7 billion from Q1-23, driven primarily by Commercial Real Estate

Highlights

	Three months ended		
($ in millions)	6/30/2023	3/31/2023	6/30/2022
Provision for credit losses	**$1,125**	$931	$523
Net charge-offs	**869**	807	571
Net charge-off ratio[2]	**0.33 %**	0.32 %	0.23 %
At period-end			
Nonperforming loans and leases	**$4,126**	$3,918	$4,164
Nonperforming loans and leases ratio	**0.39 %**	0.38 %	0.41 %
Allowance for loan and lease losses	**$12,950**	$12,514	$11,973
Allowance for loan and lease losses ratio[3]	**1.24 %**	1.20 %	1.17 %

[1] Comparisons are to the year-ago quarter unless noted.
[2] Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.
[3] Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans accounted for under the fair value option.

8

BANK OF AMERICA

Balance Sheet, Liquidity, and Capital Highlights ($ in billions except per share data, end of period, unless otherwise noted)[(B)]

	Three months ended		
	6/30/2023	**3/31/2023**	**6/30/2022**
Ending Balance Sheet			
Total assets	**$3,122.6**	$3,194.7	$3,111.6
Total loans and leases	**1,051.2**	1,046.4	1,030.8
Total loans and leases in business segments (excluding All Other)	**1,041.7**	1,036.6	1,019.9
Total deposits	**1,877.2**	1,910.4	1,984.3
Average Balance Sheet			
Average total assets	**$3,175.4**	$3,096.1	$3,157.9
Average loans and leases	**1,046.6**	1,041.4	1,014.9
Average deposits	**1,875.4**	1,893.6	2,012.1
Funding and Liquidity			
Long-term debt	**$286.1**	$283.9	$275.7
Global Liquidity Sources, average[(E)]	**867**	854	984
Equity			
Common shareholders' equity	**$254.9**	$251.8	$240.0
Common equity ratio	**8.2 %**	7.9 %	7.7 %
Tangible common shareholders' equity[1]	**$184.8**	$181.6	$169.8
Tangible common equity ratio[1]	**6.1 %**	5.8 %	5.6 %
Per Share Data			
Common shares outstanding (in billions)	**7.95**	7.97	8.04
Book value per common share	**$32.05**	$31.58	$29.87
Tangible book value per common share[1]	**23.23**	22.78	21.13
Regulatory Capital[(F)]			
CET1 capital	**$190.1**	$184.4	$171.8
Standardized approach			
Risk-weighted assets	**$1,638**	$1,622	$1,638
CET1 ratio	**11.6 %**	11.4 %	10.5 %
Advanced approaches			
Risk-weighted assets	**$1,436**	$1,427	$1,407
CET1 ratio	**13.2 %**	12.9 %	12.2 %
Supplementary leverage			
Supplementary leverage ratio (SLR)	**6.0 %**	6.0 %	5.5 %

[1] Represents a non-GAAP financial measure. For reconciliation, see page 19.

9

Endnotes

BANK OF AMERICA

A Operating leverage is calculated as the year-over-year percentage change in revenue, net of interest expense, less the percentage change in noninterest expense.

B We present certain key financial and nonfinancial performance indicators (KPIs) that management uses when assessing consolidated and/or segment results. We believe this information is useful because it provides management and investors with information about underlying operational performance and trends. KPIs are presented in Balance Sheet, Liquidity, and Capital Highlights on page 9 and on the Segment pages for each segment.

C We also measure NII on an FTE basis, which is a non-GAAP financial measure. FTE basis is a performance measure used in operating the business that management believes provides investors with meaningful information on the interest margin for comparative purposes. We believe that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practice. NII on an FTE basis was $14.3 billion, $14.6 billion and $12.5 billion for the three months ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively. The FTE adjustment was $135 million, $134 million and $103 million for the three months ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively.

D Reserve Build (or Release) is calculated by subtracting net charge-offs for the period from the provision for credit losses recognized in that period. The period-end allowance, or reserve, for credit losses reflects the beginning of the period allowance adjusted for net charge-offs recorded in that period plus the provision for credit losses and other valuation accounts recognized in that period.

E Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, inclusive of U.S. government securities, U.S. agency securities, U.S. agency mortgage-backed securities, and a select group of non-U.S. government and supranational securities, and other investment-grade securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions.

F Regulatory capital ratios at June 30, 2023 are preliminary. The Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation's binding ratio was the Common equity tier 1 ratio under the Standardized approach for all periods presented.

G The below table includes Global Markets sales and trading revenue, excluding net DVA, which is a non-GAAP financial measure. We believe that the presentation of measures that exclude this item is useful because such measures provide additional information to assess the underlying operational performance and trends of our businesses and to allow better comparison of period-to-period operating performance.

	Three months ended		
(Dollars in millions)	**6/30/2023**	**3/31/2023**	**6/30/2022**
Sales and trading revenue			
Fixed-income, currencies and commodities	**$ 2,667**	$ 3,440	$ 2,500
Equities	**1,618**	1,627	1,653
Total sales and trading revenue	**$ 4,285**	$ 5,067	$ 4,153
Sales and trading revenue, excluding net debit valuation adjustment[1]			
Fixed-income, currencies and commodities	**$ 2,764**	$ 3,429	$ 2,340
Equities	**1,623**	1,624	1,655
Total sales and trading revenue, excluding net debit valuation adjustment	**$ 4,387**	$ 5,053	$ 3,995

[1] For the three months ended June 30, 2023, March 31, 2023 and June 30, 2022, net DVA gains (losses) were $(102) million, $14 million and $158 million, FICC net DVA gains (losses) were $(97) million, $11 million and $160 million, and Equities net DVA gains (losses) were $(5) million, $3 million and $(2) million, respectively.

H Pretax, pre-provision income (PTPI) at the consolidated level, as well as at the segment level, is a non-GAAP financial measure calculated by adjusting the respective entity's pretax income to add back provision for credit losses. Management believes that PTPI (both at the consolidated and segment level) is a useful financial measure as it enables an assessment of the Company's ability to generate earnings to cover credit losses through a credit cycle and provides an additional basis for comparing the Company's results of operations between periods by isolating the impact of provision for credit losses, which can vary significantly between periods. For Reconciliations to GAAP financial measures, see page 19 for Total company and below for segments.

(Dollars in millions)	**Second Quarter 2023**	
	Consumer Banking	**Global Banking**
Pretax income	**$ 3,804**	**$ 3,634**
Provision for credit losses	**1,267**	**9**
Pretax, pre-provision income	**$ 5,071**	**$ 3,643**

	First Quarter 2023	
	Consumer Banking	Global Banking
Pretax income	$ 4,144	$ 3,500
Provision for credit losses	1,089	(237)
Pretax, pre-provision income	$ 5,233	$ 3,263

	Second Quarter 2022	
	Consumer Banking	Global Banking
Pretax income	$ 3,827	$ 2,050
Provision for credit losses	350	157
Pretax, pre-provision income	$ 4,177	$ 2,207

10

Business Leadership Sources

(a) Estimated U.S. retail deposits based on June 30, 2022 FDIC deposit data.

(b) Javelin 2023 Online and Mobile Banking Scorecards.

(c) FDIC, 1Q23.

(d) Global Finance, March 2023.

(e) Global Finance, August 2022.

(f) Global Finance, December 2022.

(g) J.D. Power 2023 Financial Health Support Certification[SM] is based on exceeding customer experience benchmarks using client surveys and a best practices verification. For more information, visit jdpower.com/awards.

(h) J.D. Power 2023 U.S. Retail Banking Advice Satisfaction Study. For more information, visit jdpower.com/awards.

(i) Industry Q1-23 FDIC call reports.

(j) Family Wealth Report, 2023.

(k) Global Private Banking Innovation Award, 2023.

(l) PWM, 2023.

(m) Euromoney, 2023.

(n) Global Finance, 2023.

(o) Global Finance Treasury & Cash Management Awards, 2023.

(p) Celent, 2023.

(q) Global Finance Trade & Supply Chain Finance Awards, 2023.

(r) Greenwich, 2023.

(s) GlobalCapital, 2022.

(t) IFR, 2022.

(u) DealCatalyst, 2022.

(v) Institutional Investor, 2022.

(w) Refinitiv, 2023 YTD.

11

12 Contact Information and Investor Conference Call Invitation Investor Call Information Chief Executive Officer Brian Moynihan and Chief Financial Officer Alastair Borthwick will discuss second- quarter 2023 financial results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at https://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international). The conference ID is 79795. Please dial in 10 minutes prior to the start of the call. Investors can access replays of the conference call by visiting the Investor Relations website or by calling 1.800.934.4850 (U.S.) or 1.402.220.1178 (international) from noon July 18 through 11:59 p.m. ET on July 28. Investors May Contact: Lee McEntire, Bank of America Phone: 1.980.388.6780 lee.mcentire@bofa.com Jonathan G. Blum, Bank of America (Fixed Income) Phone: 1.212.449.3112 jonathan.blum@bofa.com Bank of America Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 68 million consumer and small business clients with approximately 3,900 retail financial centers, approximately 15,000 ATMs and award-winning digital banking with approximately 57 million verified digital users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business households through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange. Forward-Looking Statements Bank of America Corporation (the Corporation) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Corporation’s current expectations, plans or forecasts of its future results, revenues, liquidity, net interest income, provision for credit losses, expenses, efficiency ratio, capital measures, strategy, deposits, assets, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Corporation’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. Reporters May Contact: Bill Halldin, Bank of America Phone: 1.916.724.0093 william.halldin@bofa.com Christopher Feeney, Bank of America Phone: 1.980.386.6794 christopher.feeney@bofa.com

13 You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Corporation’s 2022 Annual Report on Form 10-K and in any of the Corporation’s subsequent Securities and Exchange Commission filings: the Corporation’s potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions, including as a result of our participation in and execution of government programs related to the Coronavirus Disease 2019 (COVID-19) pandemic, such as the processing of unemployment benefits for California and certain other states; the possibility that the Corporation's future liabilities may be in excess of its recorded liability and estimated range of possible loss for litigation, and regulatory and government actions; the possibility that the Corporation could face increased claims from one or more parties involved in mortgage securitizations; the Corporation’s ability to resolve representations and warranties repurchase and related claims; the risks related to the discontinuation of the London Interbank Offered Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Corporation’s exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, inflation, currency exchange rates, economic conditions, trade policies and tensions, including tariffs, and potential geopolitical instability; the impact of the interest rate, inflationary, macroeconomic, banking and regulatory environment on the Corporation’s assets, business, financial condition and results of operations; the impact of adverse developments affecting the U.S. or global banking industry, including bank failures and liquidity concerns, which could cause continued or worsening economic and market volatility, and regulatory responses thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; potential losses related to the Corporation’s concentration of credit risk; the Corporation's ability to achieve its expense targets and expectations regarding revenue, net interest income, provision for credit losses, net charge-offs, effective tax rate, loan growth or other projections; adverse changes to the Corporation’s credit ratings from the major credit rating agencies; an inability to access capital markets or maintain deposits or borrowing costs; estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Corporation’s assets and liabilities; the estimated or actual impact of changes in accounting standards or assumptions in applying those standards; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements; the impact of adverse changes to total loss-absorbing capacity requirements, stress capital buffer requirements and/or global systemically important bank surcharges; the potential impact of actions of the Board of Governors of the Federal Reserve System on the Corporation’s capital plans; the effect of changes in or interpretations of income tax laws and regulations; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including, but not limited to, recovery and resolution planning requirements, Federal Deposit Insurance Corporation assessments, the Volcker Rule, fiduciary standards, derivatives regulations and the Coronavirus Aid, Relief, and Economic Security Act and any similar or related rules and regulations; a failure or disruption in or breach of the Corporation’s operational or security systems or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the risks related to the transition and physical impacts of climate change; our ability to achieve environmental, social and governance goals and commitments or the impact of any changes in the Corporation's sustainability strategy or commitments generally; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit or changes in fiscal, monetary or regulatory policy; the emergence or continuation of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic and its impact on U.S. and/or global financial market conditions and our business, results of operations, financial condition and prospects; the impact of natural disasters, extreme weather events, military conflict (including the Russia/Ukraine conflict, the possible expansion of such conflict and potential geopolitical consequences), terrorism or other geopolitical events; and other matters. Forward-looking statements speak only as of the date they are made, and the Corporation undertakes no obligation to update any forward- looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. “Bank of America” and “BofA Securities” are the marketing names used by the Global Banking and Global Markets divisions of Bank of America Corporation. Lending, other commercial banking activities, and trading in certain financial instruments are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., Member FDIC. Trading in securities and financial instruments, and strategic advisory, and other investment banking activities, are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”) or other affiliates, including, in the United States, BofA Securities, Inc., Merrill Lynch Professional Clearing Corp. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each of which are registered broker-dealers and Members of SIPC, and, in other jurisdictions, by locally registered entities. BofA Securities, Inc. and Merrill Lynch Professional Clearing Corp. are registered as futures commission merchants with the CFTC and are members of the NFA. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured · May Lose Value · Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered, or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates. For more Bank of America news, including dividend announcements and other important information, visit the Bank of America newsroom at https://newsroom.bankofamerica.com. www.bankofamerica.com

14

Bank of America Corporation and Subsidiaries
Selected Financial Data

(In millions, except per share data)

	Six Months Ended June 30 2023	Six Months Ended June 30 2022	Second Quarter 2023	First Quarter 2023	Second Quarter 2022
Summary Income Statement					
Net interest income	$ 28,606	$ 24,016	$ 14,158	$ 14,448	$ 12,444
Noninterest income	22,849	21,900	11,039	11,810	10,244
Total revenue, net of interest expense	51,455	45,916	25,197	26,258	22,688
Provision for credit losses	2,056	553	1,125	931	523
Noninterest expense	32,276	30,592	16,038	16,238	15,273
Income before income taxes	17,123	14,771	8,034	9,089	6,892
Income tax expense	1,554	1,457	626	928	645
Net income	$ 15,569	$ 13,314	$ 7,408	$ 8,161	$ 6,247
Preferred stock dividends	811	782	306	505	315
Net income applicable to common shareholders	$ 14,758	$ 12,532	$ 7,102	$ 7,656	$ 5,932
Average common shares issued and outstanding	8,053.5	8,129.3	8,040.9	8,065.9	8,121.6
Average diluted common shares issued and outstanding	8,162.6	8,182.2	8,080.7	8,182.3	8,163.1
Summary Average Balance Sheet					
Total cash and cash equivalents	$ 308,239	$ 240,014	$ 385,140	$ 230,484	$ 207,338
Total debt securities	811,046	960,709	771,355	851,177	945,927
Total loans and leases	1,043,994	996,442	1,046,608	1,041,352	1,014,886
Total earning assets	2,722,465	2,743,266	2,772,943	2,671,426	2,707,090
Total assets	3,135,879	3,182,640	3,175,358	3,096,058	3,157,855
Total deposits	1,884,451	2,028,852	1,875,353	1,893,649	2,012,079
Common shareholders' equity	251,456	241,185	254,028	248,855	239,523
Total shareholders' equity	279,853	268,750	282,425	277,252	268,197
Performance Ratios					
Return on average assets	1.00 %	0.84 %	0.94 %	1.07 %	0.79 %
Return on average common shareholders' equity	11.84	10.48	11.21	12.48	9.93
Return on average tangible common shareholders' equity [1]	16.42	14.78	15.49	17.38	14.05
Per Common Share Information					
Earnings	$ 1.83	$ 1.54	$ 0.88	$ 0.95	$ 0.73
Diluted earnings	1.82	1.53	0.88	0.94	0.73
Dividends paid	0.44	0.42	0.22	0.22	0.21
Book value	32.05	29.87	32.05	31.58	29.87
Tangible book value [1]	23.23	21.13	23.23	22.78	21.13

Summary Period-End Balance Sheet	June 30 2023	March 31 2023	June 30 2022
Total cash and cash equivalents	$ 373,553	$ 376,218	$ 198,002
Total debt securities	756,158	797,005	932,910
Total loans and leases	1,051,224	1,046,406	1,030,766
Total earning assets	2,724,500	2,778,481	2,662,871
Total assets	3,122,633	3,194,657	3,111,606
Total deposits	1,877,209	1,910,402	1,984,349
Common shareholders' equity	254,922	251,799	239,984
Total shareholders' equity	283,319	280,196	269,118
Common shares issued and outstanding	7,953.6	7,972.4	8,035.2

Credit Quality	Six Months Ended June 30 2023	Six Months Ended June 30 2022	Second Quarter 2023	First Quarter 2023	Second Quarter 2022
Total net charge-offs	$ 1,676	$ 963	$ 869	$ 807	$ 571
Net charge-offs as a percentage of average loans and leases outstanding [2]	0.33 %	0.20 %	0.33 %	0.32 %	0.23 %
Provision for credit losses	$ 2,056	$ 553	$ 1,125	$ 931	$ 523

	June 30 2023	March 31 2023	June 30 2022
Total nonperforming loans, leases and foreclosed properties [3]	$ 4,274	$ 4,083	$ 4,326
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties [3]	0.41 %	0.39 %	0.42 %
Allowance for loan and lease losses	$ 12,950	$ 12,514	$ 11,973
Allowance for loan and lease losses as a percentage of total loans and leases outstanding [2]	1.24 %	1.20 %	1.17 %

For footnotes, see page 15.

Current-period information is preliminary and based on company data available at the time of the presentation.

Current-period information is preliminary and based on company data available at the time of the presentation. 15 Bank of America Corporation and Subsidiaries Selected Financial Data (continued) (Dollars in millions) Capital Management June 30 2023 March 31 2023 June 30 2022 Regulatory capital metrics (4): Common equity tier 1 capital $ 190,113 $ 184,432 $ 171,754 Common equity tier 1 capital ratio - Standardized approach 11.6% 11.4% 10.5 % Common equity tier 1 capital ratio - Advanced approaches 13.2 12.9 12.2 Tier 1 leverage ratio 7.1 7.1 6.5 Supplementary leverage ratio 6.0 6.0 5.5 Total ending equity to total ending assets ratio 9.1 8.8 8.6 Common equity ratio 8.2 7.9 7.7 Tangible equity ratio (5) 7.0 6.7 6.5 Tangible common equity ratio (5) 6.1 5.8 5.6 (1) Return on average tangible common shareholders’ equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. Tangible book value per share provides additional useful information about the level of tangible assets in relation to outstanding shares of common stock. See Reconciliations to GAAP Financial Measures on page 19. (2) Ratios do not include loans accounted for under the fair value option. Charge-off ratios are annualized for the quarterly presentation. (3) Balances do not include past due consumer credit card loans, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate, and nonperforming loans held-for-sale or accounted for under the fair value option. (4) Regulatory capital ratios at June 30, 2023 are preliminary. Bank of America Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation’s binding ratio was the Common equity tier 1 ratio under the Standardized approach for all periods presented. (5) Tangible equity ratio equals period-end tangible shareholders’ equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders’ equity divided by period-end tangible assets. Tangible shareholders’ equity and tangible assets are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. See Reconciliations to GAAP Financial Measures on page 19.

16

Bank of America Corporation and Subsidiaries

Quarterly Results by Business Segment and All Other

(Dollars in millions)

	Second Quarter 2023				
	Consumer Banking	**GWIM**	**Global Banking**	**Global Markets**	**All Other**
Total revenue, net of interest expense	**$ 10,524**	**$ 5,242**	**$ 6,462**	**$ 4,871**	**$ (1,767)**
Provision for credit losses	**1,267**	**13**	**9**	**(4)**	**(160)**
Noninterest expense	**5,453**	**3,925**	**2,819**	**3,349**	**492**
Net income (loss)	**2,853**	**978**	**2,653**	**1,106**	**(182)**
Return on average allocated capital [1]	**27 %**	**21 %**	**22 %**	**10 %**	**n/m**
Balance Sheet					
Average					
Total loans and leases	**$ 306,662**	**$ 218,604**	**$ 383,058**	**$ 128,539**	**$ 9,745**
Total deposits	**1,006,337**	**295,380**	**497,533**	**33,222**	**42,881**
Allocated capital [1]	**42,000**	**18,500**	**49,250**	**45,500**	**n/m**
Quarter end					
Total loans and leases	**$ 309,735**	**$ 219,208**	**$ 381,609**	**$ 131,128**	**$ 9,544**
Total deposits	**1,004,482**	**292,526**	**492,734**	**33,049**	**54,418**

	First Quarter 2023				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 10,706	$ 5,315	$ 6,203	$ 5,626	$ (1,458)
Provision for credit losses	1,089	25	(237)	(53)	107
Noninterest expense	5,473	4,067	2,940	3,351	407
Net income (loss)	3,108	917	2,555	1,688	(107)
Return on average allocated capital [1]	30 %	20 %	21 %	15 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 303,772	$ 221,448	$ 381,009	$ 125,046	$ 10,077
Total deposits	1,026,242	314,019	492,577	36,109	24,702
Allocated capital [1]	42,000	18,500	49,250	45,500	n/m
Quarter end					
Total loans and leases	$ 304,480	$ 217,804	$ 383,491	$ 130,804	$ 9,827
Total deposits	1,044,768	301,471	495,949	33,624	34,590

	Second Quarter 2022				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 9,136	$ 5,433	$ 5,006	$ 4,502	$ (1,286)
Provision for credit losses	350	33	157	8	(25)
Noninterest expense	4,959	3,875	2,799	3,109	531
Net income	2,889	1,151	1,507	1,018	(318)
Return on average allocated capital [1]	29 %	26 %	14 %	10 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 289,595	$ 219,277	$ 377,248	$ 114,375	$ 14,391
Total deposits	1,078,020	363,943	509,261	41,192	19,663
Allocated capital [1]	40,000	17,500	44,500	42,500	n/m
Quarter end					
Total loans and leases	$ 294,570	$ 221,705	$ 385,376	$ 118,290	$ 10,825
Total deposits	1,077,215	347,991	499,714	40,055	19,374

[1] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.

n/m = not meaningful

The Company reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis.

Current-period information is preliminary and based on company data available at the time of the presentation.

Current-period information is preliminary and based on company data available at the time of the presentation. 17 Bank of America Corporation and Subsidiaries Year-to-Date Results by Business Segment and All Other (Dollars in millions) Six Months Ended June 30, 2023 Consumer Banking GWIM Global Banking Global Markets All Other Total revenue, net of interest expense $ 21,230 $ 10,557 $ 12,665 $ 10,497 $ (3,225) Provision for credit losses 2,356 38 (228) (57) (53) Noninterest expense 10,926 7,992 5,759 6,700 899 Net income (loss) 5,961 1,895 5,208 2,794 (289) Return on average allocated capital (1) 29% 21% 21% 12 % n/m Balance Sheet Average Total loans and leases $ 305,225 $ 220,018 $ 382,039 $ 126,802 $ 9,910 Total deposits 1,016,234 304,648 495,069 34,658 33,842 Allocated capital (1) 42,000 18,500 49,250 45,500 n/m Period end Total loans and leases $ 309,735 $ 219,208 $ 381,609 $ 131,128 $ 9,544 Total deposits 1,004,482 292,526 492,734 33,049 54,418 Six Months Ended June 30, 2022 Consumer Banking GWIM Global Banking Global Markets All Other Total revenue, net of interest expense $ 17,949 $ 10,909 $ 10,200 $ 9,794 $ (2,727) Provision for credit losses 298 (8) 322 13 (72) Noninterest expense 9,880 7,890 5,482 6,226 1,114 Net income 5,867 2,285 3,231 2,613 (682) Return on average allocated capital (1) 30% 26% 15% 12 % n/m Balance Sheet Average Total loans and leases $ 286,846 $ 215,130 $ 368,078 $ 111,492 $ 14,896 Total deposits 1,067,120 374,365 524,502 42,784 20,081 Allocated capital (1) 40,000 17,500 44,500 42,500 n/m Period end Total loans and leases $ 294,570 $ 221,705 $ 385,376 $ 118,290 $ 10,825 Total deposits 1,077,215 347,991 499,714 40,055 19,374 (1) Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently. n/m = not meaningful

Current-period information is preliminary and based on company data available at the time of the presentation. 18 Bank of America Corporation and Subsidiaries Supplemental Financial Data (Dollars in millions) Six Months Ended June 30 Second Quarter 2023 First Quarter 2023 Second Quarter 2022FTE basis data (1) 2023 2022 Net interest income $ 28,875 $ 24,225 $ 14,293 $ 14,582 $ 12,547 Total revenue, net of interest expense 51,724 46,125 25,332 26,392 22,791 Net interest yield 2.13% 1.77% 2.06% 2.20% 1.86 % Efficiency ratio 62.40 66.32 63.31 61.53 67.01 Other Data June 30 2023 March 31 2023 June 30 2022 Number of financial centers - U.S. 3,887 3,892 3,984 Number of branded ATMs - U.S. 15,335 15,407 15,730 Headcount 215,546 217,059 209,824 (1) FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with meaningful information on the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax- exempt sources and is consistent with industry practices. Net interest income includes FTE adjustments of $269 million and $209 million for the six months ended June 30, 2023 and 2022, $135 million and $134 million for the second and first quarters of 2023, and $103 million for the second quarter of 2022.

19

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures

(Dollars in millions, except per share information)

The Corporation evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents shareholders' equity or common shareholders' equity reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities ("adjusted" shareholders' equity or common shareholders' equity). Return on average tangible common shareholders' equity measures the Corporation's net income applicable to common shareholders as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total tangible assets (total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities). Return on average tangible shareholders' equity measures the Corporation's net income as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total tangible assets. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

See the tables below for reconciliations of these non-GAAP financial measures to the most closely related financial measures defined by GAAP for the six months ended June 30, 2023 and 2022, and the three months ended June 30, 2023, March 31, 2023 and June 30, 2022. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. Other companies may define or calculate supplemental financial data differently.

	Six Months Ended June 30		Second Quarter	First Quarter	Second Quarter
	2023	2022	**2023**	2023	2022
Reconciliation of income before income taxes to pretax, pre-provision income					
Income before income taxes	**$ 17,123**	$ 14,771	**$ 8,034**	$ 9,089	$ 6,892
Provision for credit losses	**2,056**	553	**1,125**	931	523
Pretax, pre-provision income	**$ 19,179**	$ 15,324	**$ 9,159**	$ 10,020	$ 7,415
Reconciliation of average shareholders' equity to average tangible shareholders' equity and average tangible common shareholders' equity					
Shareholders' equity	**$ 279,853**	$ 268,750	**$ 282,425**	$ 277,252	$ 268,197
Goodwill	**(69,022)**	(69,022)	**(69,022)**	(69,022)	(69,022)
Intangible assets (excluding mortgage servicing rights)	**(2,058)**	(2,136)	**(2,049)**	(2,068)	(2,127)
Related deferred tax liabilities	**897**	927	**895**	899	926
Tangible shareholders' equity	**$ 209,670**	$ 198,519	**$ 212,249**	$ 207,061	$ 197,974
Preferred stock	**(28,397)**	(27,565)	**(28,397)**	(28,397)	(28,674)
Tangible common shareholders' equity	**$ 181,273**	$ 170,954	**$ 183,852**	$ 178,664	$ 169,300
Reconciliation of period-end shareholders' equity to period-end tangible shareholders' equity and period-end tangible common shareholders' equity					
Shareholders' equity	**$ 283,319**	$ 269,118	**$ 283,319**	$ 280,196	$ 269,118
Goodwill	**(69,021)**	(69,022)	**(69,021)**	(69,022)	(69,022)
Intangible assets (excluding mortgage servicing rights)	**(2,036)**	(2,114)	**(2,036)**	(2,055)	(2,114)
Related deferred tax liabilities	**890**	920	**890**	895	920
Tangible shareholders' equity	**$ 213,152**	$ 198,902	**$ 213,152**	$ 210,014	$ 198,902
Preferred stock	**(28,397)**	(29,134)	**(28,397)**	(28,397)	(29,134)
Tangible common shareholders' equity	**$ 184,755**	$ 169,768	**$ 184,755**	$ 181,617	$ 169,768
Reconciliation of period-end assets to period-end tangible assets					
Assets	**$ 3,122,633**	$ 3,111,606	**$ 3,122,633**	$ 3,194,657	$ 3,111,606
Goodwill	**(69,021)**	(69,022)	**(69,021)**	(69,022)	(69,022)
Intangible assets (excluding mortgage servicing rights)	**(2,036)**	(2,114)	**(2,036)**	(2,055)	(2,114)
Related deferred tax liabilities	**890**	920	**890**	895	920
Tangible assets	**$ 3,052,466**	$ 3,041,390	**$ 3,052,466**	$ 3,124,475	$ 3,041,390
Book value per share of common stock					
Common shareholders' equity	**$ 254,922**	$ 239,984	**$ 254,922**	$ 251,799	$ 239,984
Ending common shares issued and outstanding	**7,953.6**	8,035.2	**7,953.6**	7,972.4	8,035.2
Book value per share of common stock	**$ 32.05**	$ 29.87	**$ 32.05**	$ 31.58	$ 29.87
Tangible book value per share of common stock					
Tangible common shareholders' equity	**$ 184,755**	$ 169,768	**$ 184,755**	$ 181,617	$ 169,768
Ending common shares issued and outstanding	**7,953.6**	8,035.2	**7,953.6**	7,972.4	8,035.2
Tangible book value per share of common stock	**$ 23.23**	$ 21.13	**$ 23.23**	$ 22.78	$ 21.13

Current-period information is preliminary and based on company data available at the time of the presentation.